Exhibit 10.49
FIXED RATE PROMISSORY NOTE
DEFINED TERMS

Execution Date: As of November 1, 2012	City and State of Signing: Chicago, Illinois
Loan Amount: $18,000,000.00	Interest Rate: 10% per annum
Borrower: New Aventine, L.L.C. a Delaware limited liability company
Borrower's Address:
New Aventine, L.L.C.
200 West Madison, Suite 1700
Chicago, Illinois 60606
with a copy to:
Perkins Coie LLP
131 South Dearborn Avenue, Suite 1700
Chicago, Illinois 60603
Attention: Bruce A. Bonjour

Holder: Metropolitan Life Insurance Company, a New York corporation

Holder's Address:

Metropolitan Life Insurance Company
10 Park Avenue
Morristown, New Jersey 07962
Attn: Managing Director-Debt Strategies Group
with a copy to:
Metropolitan Life Insurance Company
333 South Hope
Street, Suite 3650
Los Angeles, California 90071
Attention: Regional Director/Officer in Charge

Maturity Date: December 1, 2017.	Advance Date: The date the funds are disbursed or deemed disbursed to Borrower.

Interest Only Period: The period commencing on the Advance Date and ending on November 30, 2017; provided, however that (i) the Note shall be subject to mandatory prepayment upon the occurrence, from time to time, of a Cash Flow Prepayment Event (as defined in Section 4(f) of the Restricted Account Agreement) and (ii) the Note shall be subject to accrual upon the occurrence, from time to time, of a Fixed Rate Note Accrual Event (as defined in Section 4(d)(ii) of the Restricted Account Agreement).
Interest Installment Date: The first day of the second calendar month following the Advance Date.
Monthly Installment: Equal monthly installments of interest at the Interest Rate each in the amount of $150,000; provided however that (i) if the Note is prepaid in part, the Monthly Installment shall be recalculated effective as of the date of such partial prepayment and (ii) if a Fixed Rate Note Accrual Event occurs, the Monthly Installment shall be recalculated effective as of such date in accordance with the terms of this Note.

Permitted Prepayment Period: The Note may not be prepaid in whole or in part at any time prior to the Maturity Date except as follows:
(i) Commencing on the first day of the first month following the Advance Date, Borrower may prepay the Note in whole or in part, on 30 days’ prior written notice.
(ii) The Note must be prepaid in part at any time a Cash Flow Prepayment Event occurs.
(iii) The Note must be prepaid, in whole and not in part, at any time the Floating Rate Note is prepaid, in whole or in part.

Liable Party: Strategic Hotel Funding, L.L.C., a Delaware limited liability company

Addresses of Liable Party:
Strategic Hotel Funding, L.L.C.
200 West Madison, Suite 1700
Chicago, Illinois 60606

with a copy to:

Perkins Coie LLP
131 South Dearborn Avenue, Suite 1700
Chicago, Illinois 60603
Attention: Bruce A. Bonjour

Operating Lessee: New DTRS La Jolla, L.L.C., a Delaware limited liability company pursuant to the Lease Agreement entered into by Borrower, as landlord and Operating Lessee, as tenant dated as of August 31, 2007 and amended as of January 1, 2012.
Addresses of Operating Lessee:

New DTRS La Jolla, L.L.C.
200 West Madison, Suite 1700
Chicago, Illinois 60606

with a copy to:

Perkins Coie LLP
131 South Dearborn Avenue, Suite 1700
Chicago, Illinois 60603
Attention: Bruce A. Bonjour

Late Charge: An amount equal to four cents ($.04) for each dollar that is overdue.
Default Rate: An annual rate equal to the Interest Rate plus four percent (4%).

Note: This Fixed Rate Promissory Note.

Floating Rate Note: As defined in the Deed of Trust.

Deed of Trust: The Deed of Trust, Security Agreement, and Fixture Filing dated as of the Execution Date granted by Borrower and Operating Lessee to the Trustee named in the Deed of Trust for the benefit of Holder.

Interest Rate Cap Assignment: As defined in the Deed of Trust.

Restricted Account Agreement: As defined in the Deed of Trust.

Loan Documents: As defined in the Deed of Trust.

Guaranty: As defined in the Deed of Trust.

Indemnity Agreement: As defined in the Deed of Trust.

The Unsecured Indemnity Agreement and Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder at Holder’s Address or such other place as Holder may from time to time designate, the Loan Amount with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.
Capitalized terms which are not defined in this Note shall have the meanings set forth in the Deed of Trust.
1.Payment of Principal and Interest. Principal and interest under this Note shall be payable as follows:
(a)    Borrower shall pay interest only in advance on the Advance Date at the Interest Rate for the period from and including the Advance Date until the last day of the calendar month in which the Advance Date occurs
(b)    Except as set forth in subsection (d) below with respect to an occurrence of a Fixed Rate Note Accrual Event, commencing on the Interest Installment Date and thereafter on the first day of each calendar month, to and including the first day of the calendar month immediately preceding the Maturity Date, Borrower shall pay the Monthly Installment.
(c)    A portion of the outstanding principal balance under this Note shall be prepaid at any time a Cash Flow Prepayment Event occurs.
(d)    Notwithstanding anything in subsection (b) above to the contrary, in the event that a Fixed Rate Note Accrual Event occurs (as determined by Holder in its sole discretion in accordance with the terms of the Restricted Account Agreement) and all or a portion of the Monthly Installment is not paid when due, the Fixed Rate Accrual for such month (as defined in Section 4(d)(ii) of the Restricted Account Agreement) shall be added to the outstanding principal balance of the Note. Interest on the Fixed Rate Note Accrual Amount shall accrue at the Interest Rate and be compounded monthly. Notwithstanding the foregoing, (x) in no event shall the Fixed Rate Note Accrual Amount exceed an aggregate of $4,000,000 during the term of the Loan and (y) in no event shall an aggregate of more than 24 months of payments or partial payments under this Note be accrued.
(e)    On the Maturity Date, a final payment in the aggregate amount of the unpaid principal sum evidenced by this Note, all accrued and unpaid interest, and all other sums evidenced by this Note or secured by the Deed of Trust and/or any other Loan Documents as well as any future advances under the Deed of Trust that may be made to or on behalf of Borrower by Holder following the Advance Date (collectively, the “Secured Indebtedness”), shall become immediately payable in full.
(f)    Borrower acknowledges and agrees that a substantial portion of the original Loan Amount shall be outstanding and due on the Maturity Date.

(g)    Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Advance Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be calculated on the basis of the actual number of days elapsed over a three hundred sixty-five (365) day or three hundred sixty-six (366) day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a three hundred sixty-five (365) day or three hundred sixty-six (366) day year, as applicable.
2.    Application of Payments. At the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.
3.    Security. The covenants of the Deed of Trust are incorporated by reference into this Note. This Note shall evidence, and the Deed of Trust shall secure, the Secured Indebtedness. The Deed of Trust also secures the Floating Rate Note.
4.    Late Charge. If any payment of interest, any payment of a Monthly Installment or any payment of a required escrow deposit is not paid within 7 days after the due date (except as otherwise provide in Section 1(d) of this Note), Holder shall have the option to charge Borrower the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.
5.    Acceleration Upon Default. At the option of Holder, if Borrower fails to pay any sum specified in this Note within 7 days of the due date, or if an Event of Default occurs, the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation the Default Prepayment Fee (as defined in Section 9(b) below), (collectively, the “Accelerated Loan Amount”) shall become immediately due and payable.
6.    Interest Upon Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.
7.    Limitation on Interest. The agreements made by Borrower with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Holder exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Holder shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Holder shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Holder's election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.
8.    Prepayment.
(a)    At any time Borrower prepays the Floating Rate Note in whole or in part, the Note shall be prepaid, in whole and not in part .
(b)    The Note must be prepaid at any time a Cash Flow Prepayment Event occurs.
(c)    Except as set forth in Section 8(a) and (b) above, Borrower shall have the right but not the obligation to prepay all or any portion of the Loan Amount at any time after the first day of the first month after the Advance Date on no less than 30 days’ prior written notice to Holder (“Prepayment Notice”). If Borrower provides notice of its intention to prepay, the Secured Indebtedness shall become due and payable on the date specified in the Prepayment Notice; provided, however, Borrower shall have the right two (2) times during the term of the Loan to rescind or extend a Prepayment Notice, provided that Borrower (x) provides Holder with not less than 5 (five) days prior written notice of such extension or rescission and (y) reimburses Holder for any out of pocket costs (but specifically excluding any arising from any missed reinvestment opportunity) incurred by Holder as a result of Borrower’s original notice of intention to prepay the Loan.
(d)    There shall not be any prepayment fee in the event the Note is prepaid under this Section 8.
9.    Default Prepayment.
(a)    Any tender of payment by Borrower or any other person or entity of the Secured Indebtedness, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Secured Indebtedness is made following (i) an Event of Default and an acceleration of the Maturity Date, (ii) the application of money to the principal of the Loan after a casualty or condemnation, or (iii) in connection with a purchase of the Property or a repayment of the Secured Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then to compensate Holder for the loss of the investment, Borrower shall pay an amount equal to the Default Prepayment Fee (as hereinafter defined in 9(b) below). Notwithstanding the foregoing, so long as Borrower makes a good faith effort to recover any Default Prepayment Fee which would be due as a result of a casualty or condemnation, from the insurer in the case of a casualty or from the condemning authority, then the Default Prepayment Fee due as a result of the casualty or condemnation shall be waived except to the extent recovered by Borrower.

(b)    The “Default Prepayment Fee” shall be equal to (i) the greater of (x) the present value of all remaining Partial Monthly Payments of Interest (as defined below), discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate (as defined below), compounded semi-annually, or (y) one percent (1%) of the amount of the principal being prepaid.
(i)    A “Partial Monthly Payment of Interest” shall be defined as the outstanding principal balance of the Note multiplied by the Interest Rate, divided by 360, multiplied by 365 or 366 days as applicable, and divided by 12. The number of “remaining” Partial Monthly Payments of Interest to be used in the calculation of the Default Prepayment Fee shall be equal to the number of remaining monthly installments of interest due on the Loan to and including the Maturity Date.
(ii)    The “Treasury Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of this Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” for the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Holder shall select a comparable rate. Holder will, upon request, provide an estimate of the amount of the Default Prepayment Fee two weeks before the date of the scheduled prepayment. A “Business Day” shall mean a day that both (x) commercial banks in London are open for international business (including dealings in dollar deposits) and (y) Holder is open for business in New York City.
10.    Waiver of Right to Prepay Note Without Default Prepayment Fee. Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment or any permitted prepayment which pursuant to the terms of this Note requires a Default Prepayment Fee, shall include the Default Prepayment Fee. Borrower agrees that the determination of the Interest Rate was based on the expectation and agreement (and the Interest Rate would have been higher without such agreement) of Borrower and Holder that the amounts advanced under this Note would not be prepaid during the term of this Note, or if any such prepayment occurs, the Default Prepayment Fee would apply (except as expressly permitted by the terms of this Note. Borrower also agrees that the Default Prepayment Fee represents the reasonable estimate of Holder and Borrower of a fair average compensation for the loss that may be sustained by Holder as a result of a prepayment of this Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.
BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 2954.10 TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT,

INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THE DEED OF TRUST, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE DEFAULT PREPAYMENT FEE SPECIFIED IN SECTION 9. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, BORROWER AGREES THAT HOLDER'S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.
BORROWER’S INITIALS: ________
11.    Exculpation of Borrower.
(a)    Except as provided in the Deed of Trust, this Section 11, Section 11 of the Floating Rate Note or in the Indemnity Agreement or Guaranty, anything contained herein or in any other Loan Documents to the contrary notwithstanding, Holder will look solely to the Property and the security granted by the Deed of Trust as security for the repayment of the Loan and will not enforce a deficiency judgment against Borrower.
(b)    However, nothing contained in this Section shall limit the rights of Holder to proceed against Borrower and the general partners of Borrower and/or the Liable Party, if any, (i) to enforce any leases entered into by Borrower or its affiliates as tenant; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or waste; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to Holder; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower or prepaid rents for a period of more than 30 days; (v) to recover Rents and Profits received by Borrower after the first day of the month in which an Event of Default occurs and prior to the date Holder acquires title to the Property which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with, the provisions of the Deed of Trust pertaining to hazardous materials or the Indemnity Agreement; (vii) to recover all amounts due and payable pursuant to Sections 11.6 and 11.7 of the Deed of Trust and any amount expended by Holder in connection with the foreclosure of the Deed of Trust; (viii) to recover costs and damages arising from Borrower’s failure to pay any Premiums or Impositions in the event Borrower is not required to deposit such amounts with Holder pursuant to the terms of the Deed of Trust; (ix) to recover damages arising from Borrower’s failure to comply with the provisions of the Deed of Trust pertaining to ERISA; (x) to recover any damages, costs, expenses or liabilities, including attorneys' fees, incurred by Holder and arising from any breach or enforcement of any "environmental provision" (as defined in California Code of Civil Procedure Section 736, as such Section may be amended from time to time) relating to the Property or any portion thereof; and/or (xi) in accordance with California Code of Civil Procedure Section 726.5, as such Section may be amended from time to time, limit the right of Holder to waive the security of the Deed of Trust as to any parcel of Real Property that is "environmentally impaired" or is an "affected parcel" (as such terms are defined in such Section), and as to any Personal Property attached to such parcel, and thereafter to exercise against Borrower, to the extent permitted by such Section 726.5, the rights and remedies of an unsecured creditor, including reduction of Holder's claim against Borrower to judgment, and any other rights and remedies permitted by law. If Holder exercises the rights and remedies of an unsecured creditor in accordance with clause (xi) above, Borrower promises to pay to Holder, on demand by Holder following such exercise, all amounts owed to Holder under any Loan Document, and Borrower agrees that it and the Liable Party, if any, will be personally liable for the payment of all such sums. In the event that Borrower fails to maintain or replace the Rate Cap Agreement as and when required under the Deed of Trust or under the terms of the Interest Rate Cap Assignment, Borrower shall be liable on a recourse basis for all damages, costs, expenses, or liabilities (including attorneys’ fees) that Holder may incur as a result of such failure
(c)    This limitation of liability shall not apply and the Loan will be a recourse loan in the event that Borrower commences a voluntary bankruptcy or insolvency proceeding or an involuntary bankruptcy or insolvency proceeding is commenced against Borrower and is not dismissed within 90 days of filing. Notwithstanding the previous sentence, neither Borrower nor Liable Party shall be personally liable for payment of the Loan merely by reason of an involuntary bankruptcy (irrespective of its duration) as to which the following conditions are satisfied (1) such involuntary bankruptcy is not solicited, procured or supported by Borrower or any Related Person (defined below); (2) there is no debt or other obligation and there are no creditors, in any case which are prohibited by the Loan Documents; (3) Borrower and each Related Person in such involuntary bankruptcy proceeding will consent to and support and perform all actions requested by Holder to obtain relief from the automatic stay and to obtain adequate protection for Holder; (4) none of the Borrower nor any Related Persons shall propose or in any way support any plan of reorganization which in any way modifies or seeks to modify any provisions of the Loan Documents or any of Holder's rights under the Loan Documents; and (5) none of Borrower nor any Related Persons shall propose or consent to any use of cash collateral except with Holder's consent, which may be withheld in Holder's sole discretion. As used herein, a "Related Person" shall mean (a) any guarantor or other person or entity which is liable in any way (including contingently liable) for any part of the Loan, (b) any person or entity which has any direct or indirect interest in Borrower or in which Borrower has any direct or indirect interest, or (c) any person who, by reason of any relationship with any of the foregoing, would be reasonably expected to act in accordance with the request of any of the foregoing.
(d)    Notwithstanding the foregoing, the Loan shall be recourse to Borrower and the Liable Party in the event there is a Transfer or Secondary Financing except as permitted in the Loan Documents or as otherwise approved in writing by Holder.
(e)    Notwithstanding the foregoing, Holder agrees that its sole recourse against the Operating Lessee for Operating Lessee’s obligations hereunder or under the other Loan Documents shall be to the collateral owned by Operating Lessee and pledged to Holder pursuant to the terms of the Loan Documents; provided however, the foregoing shall not limit Holder’s rights against Borrower and/or Liable Party with respect to the obligations of Operating Lessee to the extent otherwise permitted under the Loan Documents.

12.    Waiver by Borrower. Borrower and others who may become liable for the payment of all or any part of this Note, and each of them, waive diligence, demand, presentment for payment, notice of nonpayment, protest, notice of dishonor and notice of protest, notice of intent to accelerate and notice of acceleration and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrower or any other person or persons.
13.    Exercise of Rights. No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy. Holder shall at all times have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies. The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Indemnity Agreement.
14.    Fees and Expenses. If Borrower defaults under this Note, Borrower shall be personally liable for and shall pay to Holder, in addition to the sums stated above, the costs and expenses of enforcement and collection, including a reasonable sum as an attorney's fee. This obligation is not limited by Section 11.
15.    No Amendments. This Note may not be modified or amended except in a writing executed by Borrower and Holder. No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right. This Note and the other Loan Documents are the final expression of the lending relationship between Borrower and Holder, and there is no unwritten agreement with respect to the subject matter of the Loan.
16.    Governing Law. This Note is to be construed and enforced in accordance with the laws of California.
17.    Construction. The words “Borrower” and “Holder” shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate. The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrower. If more than one party is Borrower, the obligations of each party shall be joint and several. The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note.
18.    Notices. All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Deed of Trust.
19.    Time of the Essence. Time shall be of the essence with respect to all of Borrower's obligations under this Note.
20.    Severability. If any provision of this Note should be held unenforceable or void, then that provision shall be deemed separable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of any monetary sum, then Holder may, at its option, declare the Secured Indebtedness (together with the Default Prepayment Fee) immediately due and payable.
[Signature on Following Page]

IN WITNESS WHEREOF, Borrower has executed this Note as of the Execution Date.
NEW AVENTINE, L.L.C.,
a Delaware limited liability company
By:    /s/ Jonathan P. Stanner
Name:    Jonathan P. Stanner
Its:     Vice President, Capital Markets & Treasurer

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